Exhibit 99.1

Tabula Rasa HealthCare Stockholders Approve Acquisition by Nautic Partners

MOORESTOWN, N.J., (DATE) - Tabula Rasa HealthCare, Inc.® (“TRHC” or the “Company”) (NASDAQ: TRHC), a leading healthcare company advancing personalized, comprehensive care for value-based organizations, today announced that its stockholders approved the previously announced acquisition by Nautic Partners (“Nautic”), following which TRHC is expected to combine with ExactCare Pharmacy, a portfolio company of Nautic. The proposal to adopt the merger agreement was approved at a virtual special meeting of the Company’s stockholders held today with approximately 99.6% of the votes cast in favor of the proposal, which represented approximately 70.9% of the outstanding shares of Company common stock.

"We are happy to have the strong support of Tabula Rasa’s stockholders who recognize the value of bringing us together with Nautic’s ExactCare portfolio company to advance our ability to partner with risk-bearing healthcare organizations serving those with complex care needs,” said Brian Adams, President and CEO of TRHC. "This combination will extend our reach and position us to take advantage of existing and emerging opportunities within and adjacent to our core PACE market."

The Company expects to complete the transaction during the fourth quarter of 2023, subject to customary closing conditions. Upon closing, Tabula Rasa will become a privately held company and shares of TRHC common stock will no longer be listed on the Nasdaq stock exchange.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (TRHC) (NASDAQ: TRHC) enables simplified and individualized care that improves the health of those we serve. We offer comprehensive pharmacy services that include personalized, precision medication management and delivery as well as a suite of clinical and business management tools that help health plans and at-risk provider groups maximize revenue, optimize utilization and improve patient health. For more information, visit tabularasahealthcare.com.

www.TRHC.com | 1-866-648-2767 | 228 Strawbridge Drive, Suite 100, Moorestown, NJ 08057

About ExactCare

ExactCare, a national medication management and pharmacy care provider, delivers solutions to help people with complex, chronic medical needs overcome medication-related and chronic care challenges. Founded in 2009, the company enables better health for patients and better clinical, quality and economic outcomes for the healthcare organizations that care for them—including payers, home health organizations, primary care practices and other providers. ExactCare provides comprehensive long-term pharmacy care to patients in assisted and independent living facilities, through transitions of care, and in their homes—with a focus on improving patient adherence to prescribed medications and enabling safer, more effective medication regimens. ExactCare also provides a number of value-based solutions, including HEDIS Gap Closure Assistance and Medication Therapy Management (MTM) Programs. For more information, visit exactcare.com.

About Nautic Partners

Nautic Partners is a Providence, Rhode Island-based middle-market private equity firm that focuses our expertise and market knowledge on three sectors: Healthcare, Industrials and Services. Nautic has completed 155 platform transactions throughout our 37-year history. In pursing our thematic and proactive investment strategy, we seek to partner with executives and management teams in an effort to accelerate the growth trajectory of our portfolio companies via acquisitions, targeted operating initiatives, and increased management team depth. For more information, please visit www.nautic.com.

TRHC Media Contact Anthony Mirenda amirenda@trhc.com 908-380-2143	TRHC Investors Frank Sparacino fsparacino@trhc.com 866.648.2767

Forward-Looking Statements

This communication contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “will,” “plan,” “project,” “seek,” “should,” “target,” “would,” and similar expressions or variations intended to identify forward-looking statements.

These statements are based on the beliefs and assumptions of TRHC’s management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements.

www.TRHC.com | 1-866-648-2767 | 228 Strawbridge Drive, Suite 100, Moorestown, NJ 08057

Factors that could cause or contribute to such differences include but are not limited to the following: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require TRHC to pay a termination fee; (iv) the effect of the announcement or pendency of the proposed transaction on TRHC ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally; (v) risks related to the proposed transaction diverting management’s attention from TRHC’s ongoing business operations; (vi) the risk of stockholder litigation in connection with the proposed transaction, including resulting expense or delay; and (vii) (A) any other risks discussed in Part I, Item 1A, “Risk Factors” in the TRHC’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and (B) other risk factors identified from time to time in other filings with the SEC. Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

Actual results could differ materially from those anticipated in the forward-looking statements. TRHC disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

www.TRHC.com | 1-866-648-2767 | 228 Strawbridge Drive, Suite 100, Moorestown, NJ 08057